AMENDED INVESTMENT ADVISORY AND SERVICE AGREEMENT


                  THIS AGREEMENT, dated and effective as of the 10th day of March, 2005 by and between EUROPACIFIC GROWTH FUND, a Massachusetts business trust, (hereinafter called the "Fund"), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation, (hereinafter called the "Investment Adviser").


                                                 W I T N E S S E T H

                  A. The Fund is an open-end diversified investment company of the management type, registered under the Investment Company Act of 1940 (the "1940 Act"). The Investment Adviser is registered under the Investment Advisers Act of 1940 and is engaged in the business of providing investment advisory and related services to the Fund and to other investment companies.

                  B. The Investment Adviser has provided investment advisory services to the Fund under a series of agreements and is currently providing such services under a written agreement dated March 14, 2000, as renewed.

                  NOW THEREFORE, in consideration of the premises and the mutual undertakings of the parties, it is covenanted and agreed as follows:

                  1. The Investment Adviser shall determine what securities shall be purchased or sold by the Fund.

                  2. The Investment Adviser shall furnish the services of persons to perform the executive, administrative, clerical, and bookkeeping functions of the Fund, including the daily determination of net asset value per share. The Investment Adviser shall pay the compensation and travel expenses of all such persons, and they shall serve without any additional compensation from the Fund. The Investment Adviser shall also, at its expense, provide the Fund with suitable office space (which may be in the offices of the Investment Adviser); all necessary small office equipment and utilities; and general purpose forms, supplies, and postage used at the offices of the Fund.

                  3. The Fund shall pay all its expenses not assumed by the Investment Adviser as provided herein. Such expenses shall include, but shall not be limited to, custodian, registrar, stock transfer and dividend disbursing fees and expenses; distribution expenses pursuant to a plan under rule 12b-1 of the 1940 Act; costs of the designing, printing and mailing to its shareholders reports, prospectuses, proxy statements, and shareholder notices; taxes; expenses of the issuance, sale, redemption, or repurchase of shares of the Fund (including registration and qualification expenses); legal and auditing fees and expenses; compensation, fees, and expenses paid to Trustees; association dues; and costs of share certificates, stationery and forms prepared exclusively for the Fund.

                  4. The Fund shall pay to the Investment Adviser on or before the tenth (10th) day of each month, as compensation for the services rendered by the Investment Adviser during the preceding month a fee calculated at the annual rate of:

                  0.690% on first $500 million of average net assets; 0.590% on such assets in excess of $500 million to $1 billion; 0.530% on such assets in excess of $1 to $1.5 billion; 0.500% on such assets in excess of $1.5 to $2.5 billion; 0.480% on such assets in excess of $2.5 to $4 billion; 0.470% on such assets in excess of $4 to $6.5 billion; 0.460% on such assets in excess of $6.5 billion to $10.5 billion; 0.450% on such assets in excess of $10.5 billion to $17 billion; 0.440% on such assets in excess of $17 billion to $21 billion; 0.430% on such assets in excess of $21 billion to $27 billion; 0.425% on such assets in excess of $27 billion to $34 billion; 0.420% on such assets in excess of $34 billion to $44 billion; 0.415% on such assets in excess of $44 billion to $55 billion; 0.410% on such assets in excess of $55 billion to $71 billion; 0.405% on such assets in excess of $71 billion.

Such fee shall be computed and accrued daily at one three-hundredth-sixty-fifth (1/365th) of the applicable rates set forth above.

                      For the purposes hereof, the net assets of the Fund shall be determined in the manner set forth in the Declaration of Trust and Prospectus of the Fund. The advisory fee shall be payable for the period commencing as of the date of this Agreement and ending on the date of termination hereof and shall be prorated for any fraction of a month at the termination of such period.

                  5. The Investment Adviser agrees that in the event the expenses of the Fund (with the exclusion of interest, taxes, brokerage costs, distribution expenses pursuant to a plan under rule 12b-1 and extraordinary expenses such as litigation and acquisitions) for any fiscal year ending on a date on which the Investment Advisory and Service Agreement is in effect, exceed the expense limitations, if any, applicable to the Fund pursuant to state securities laws or any regulations thereunder, it will reduce its fee by the extent of such excess and, if required pursuant to any such laws or regulations, will reimburse the Fund in the amount of such excess.

                  6. The expense limitation described in Section 5 shall apply only to Class A shares issued by the Fund and shall not apply to any other class(es) of shares the Fund may issue in the future. Any new class(es) of shares issued by the Fund will not be subject to an expense limitation. However, notwithstanding the foregoing, to the extent the Investment Adviser is required to reduce its management fee pursuant to provisions contained in Section 5 due to the expenses of the Class A shares exceeding the stated limit, the Investment Adviser will either (i) reduce its management fee similarly for other classes of shares, or (ii) reimburse the Fund for other expenses to the extent necessary to result in an expense reduction only for Class A shares of the Fund.

                  7. This Agreement may be terminated at any time, without payment of any penalty, by the Board of Trustees of the Fund or by vote of a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Fund, on sixty (60) days' written notice to the Investment Adviser, or by the Investment Adviser on like notice to the Fund. Unless sooner terminated in accordance with this provision, this Agreement shall continue until December 31, 2005. It may thereafter be renewed from year to year by mutual consent; provided that such renewal shall be specifically approved at least annually by the Board of Trustees of the Fund, or by vote of a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Fund. In either event, it must be approved by a majority of those Trustees who are not parties to such agreement nor interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Such mutual consent to renewal shall not be deemed to have been given unless evidenced by writing signed by both parties.

                  8. This Agreement shall not be assignable by either party hereto, and in the event of assignment (within the meaning of the 1940 Act) by the Investment Adviser shall automatically be terminated forthwith. The term "assignment" shall have the meaning defined in the 1940 Act.

                  9. Nothing contained in this Agreement shall be construed to prohibit the Investment Adviser from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Investment Adviser from engaging in such business or in other related or unrelated businesses.

                 10. The Investment Adviser shall not be liable to the Fund or its stockholders for any error of judgment, act, or omission not involving willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder.

                 11. The obligations of the Fund under this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Fund individually, but bind only the Fund Estate. The Investment Adviser agrees to look solely to the assets of the Fund for the satisfaction of any liability of the Fund in respect of this Agreement and will not seek recourse against such Trustees, officers, employees, agents or shareholders or any of them, or any of their personal assets for such satisfaction.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their duly authorized officers.

                                  CAPITAL RESEARCH AND
EUROPACIFIC GROWTH FUND           MANAGEMENT COMPANY



By    /s/ Gina H. Despres         By    /s/ Paul G. Haaga, Jr.
     ----------------------------      ----------------------------
     Gina H. Despres,                  Paul G. Haaga, Jr.,
     Chairman of the Board             Executive Vice President



By    /s/ Vincent P. Corti        By    /s/ Michael J. Downer
     ----------------------------      ----------------------------
     Vincent P. Corti,                 Michael J. Downer,
     Secretary                         Vice President and Secretary